Registration No. 333-124512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE DRESS BARN, INC.
(Exact name of registrant as specified in its charter)

5621
(Primary Standard Industrial Classification Code Number)

Connecticut	30 Dunnigan Drive	06-0812960
(State or other jurisdiction of incorporation or organization)	Suffern, New York 10901 (845) 369-4500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

David R. Jaffe
President, Chief Executive Officer and Director
The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
Telephone: (845) 369-4500
Fax: (845) 369-4595
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Steven Kirshenbaum, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Telephone: (212) 969-3000
Fax: (212) 969-2900

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of this Registration Statement as the selling securityholders shall determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2006

$115,000,000
(Aggregate Principal Amount)

The Dress Barn, Inc.
2.50% Convertible Senior Notes due 2024 and
the Common Stock Issuable Upon Conversion of the Notes

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We issued the notes in a private placement on December 15, 2004. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

The notes bear interest at the rate of 2.50% per year, except that from March 15, 2005 to May 2, 2005, the notes bore interest at the rate of 2.75% per year. Interest on the notes is payable on June 15 and December 15 of each year, beginning on June 15, 2005. Beginning with the period commencing on December 22, 2011 and ending on June 14, 2012, and for each of the six-month periods thereafter commencing on June 15, 2012, we will pay contingent interest during the applicable interest period if the average trading price of the notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average trading price of a note during the measuring period.

The notes will mature on December 15, 2024, unless earlier converted or redeemed or repurchased by us.

We may also redeem some or all of the notes for cash at any time on or after December 22, 2011 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (and contingent interest and additional amounts, if any) to the redemption date. We cannot redeem the notes until December 22, 2011. A noteholder may require us to repurchase in cash some or all of the noteholder’s notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest and additional amounts, if any) up to but excluding the applicable repurchase date, on December 15, 2011, December 15, 2014 and December 15, 2019 or, subject to specified exceptions, at any time prior to the notes’ maturity following a fundamental change as described in this prospectus.

Holders may convert their notes into cash and shares of our common stock, if any, at a conversion rate of 47.5715 shares per $1,000 principal amount of notes, subject to adjustment upon certain events, under the following circumstances: (1) during specified periods, if the price of our common stock reaches, or the trading price of the notes falls below, specified thresholds described in this prospectus; (2) if we call the notes for redemption; or (3) upon the occurrence of certain corporate transactions. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation. If certain corporate transactions occur on or prior to December 15, 2011, we will increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may under certain circumstances elect to adjust the conversion rate and the related conversion obligation so that the notes will be convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.

The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to any of our existing and future secured indebtedness and to the liabilities of our subsidiaries to the extent of the value of the assets securing such indebtedness.

Our common stock is quoted on The Nasdaq Stock Market, Inc. under the symbol “DBRN.” The last reported sale price of our common stock on The Nasdaq Stock Market, Inc. on February 3, 2006 was $45.18 per share.

There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade on the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as The PORTAL Market. However, the notes sold under this prospectus will no longer be eligible for trading in The PORTAL Market.

The notes will be subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See “Important United States Federal Income Tax Considerations.”

We will not receive any proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. The selling securityholders may offer the notes or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on The Nasdaq Stock Market, Inc. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or common stock as principals, any profits received by such broker-dealers on the resale of the notes or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes and the common stock and certain other expenses as set forth in the registration rights agreement described in this prospectus.

Investing in the notes and the common stock issuable upon their conversion involves risks.
See “Risk Factors” beginning on page 11.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February   , 2006

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IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any supplement hereto.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and, if applicable, any supplement hereto. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in, or incorporated by reference into, this prospectus speaks only as of the date of this prospectus, unless another date is specified.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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FORWARD-LOOKING STATEMENTS

Some of the statements made and information contained in, or incorporated by reference into, this prospectus, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue,” and similar expressions are used to identify forward-looking statements. Forward-looking statements can be affected by assumptions we make or by known or unknown risks or uncertainties. Consequently, forward-looking statements cannot be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such risks or uncertainties and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of actual results:

•	our ability to predict fashion trends;

•	our ability to grow our business;

•
import risks, including potential disruptions resulting from economic and political problems in countries from which we import merchandise or an increase in the rate of import duties, or an increase in U.S. Customs regulation of importing activities;

•	changes in levels of store traffic or consumer apparel buying patterns;

•	adverse weather conditions;

•	competitive factors and pricing pressures, including the promotional activities of department stores, mass merchandisers and other specialty chains; and

•	general economic conditions and consumer confidence, including consumers’ reactions to global political instability.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. Additional information regarding these and other factors are identified under “Risk Factors” in this prospectus and are contained in our filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk Factors,” the financial information included in, or incorporated by reference into, this prospectus and the documents to which we have referred.

Unless otherwise indicated or required by the context, as used in this prospectus, the terms “Dress Barn,” “we,” “our” and “us” refer to The Dress Barn, Inc. and all its subsidiaries. On January 3, 2005, as of the close of business on January 1, 2005, we acquired Maurices Incorporated, a specialty apparel retailer whose stores are concentrated in small markets. Our fiscal year ends on the last Saturday of July of each year. Prior to our acquisition of Maurices, its fiscal year ended on the last Saturday of February of each year. Unless otherwise indicated, when we refer to a fiscal year, such as fiscal 2005, we are referring to Dress Barn’s fiscal year ended on the last Saturday of July of that year. The notes were jointly and severally guaranteed by our subsidiaries, Maurices Incorporated, The Men’s Company, Inc., D.B.R., Inc., DBX, Inc. and Dress Barn Credit Management LLC, but such guarantees were terminated on or about December 21, 2005 in accordance with their terms when we entered into a new senior secured credit facility which was not guaranteed by any subsidiary guarantors.

This prospectus is offering an aggregate principal amount of $115,000,000 of our 2.50% convertible senior notes due 2024 and shares of our common stock issuable upon conversion of the notes. The selling securityholders acquired the notes in a private placement on December 15, 2004 and the resultant resale by the initial purchasers of the notes under Rule 144A of the Securities Act of 1933, as amended, or the Securities Act.

We are receiving no proceeds from the sale of securities offered for sale hereunder. We have agreed to pay the expenses associated with registering the securities of the selling securityholders. We may suspend the use of this prospectus during certain periods of time described in the section of this prospectus entitled “Description of Notes - Registration Rights” if the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and we determine in good faith that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

The Dress Barn, Inc.

We and our wholly-owned subsidiaries operate a chain of women's apparel specialty stores, operating principally under the names “dressbarn” and “dressbarn woman” and, since our January 2005 acquisition of Maurices Incorporated, “maurices.” Since our retail business began in 1962, we have established and marketed our image as a source of fashion and value for the working woman. We have built our brand image as a core resource for a lifestyle-oriented, stylish, value-priced assortment of career and casual fashions tailored to our customers’ needs. Our dressbarn stores are operated mostly in a combination of dressbarn and dressbarn woman stores, which carry dressbarn and larger-sized dressbarn woman merchandise, as well as freestanding dressbarn and dressbarn woman stores. These stores offer in-season, moderate to better quality career and casual fashion to working women at value prices. Our maurices stores are concentrated in small markets in the United States and their product offerings are designed to appeal to the apparel and accessory needs of the 17 to 34 year-old woman and to the casual apparel needs of the 17 to 34 year-old male.

Our principal executive offices are located at 30 Dunnigan Drive, Suffern, New York 10901. Our telephone number is (845) 369-4500. Our common stock is quoted on The Nasdaq Stock Market, Inc. under the symbol “DBRN.” We maintain an Internet web site at http://www.dressbarn.com; however, our web site and information at that web site, or linked to that web site, are not part of, or incorporated by reference into, this prospectus, and you should rely only on the information contained in, or incorporated by reference into, this prospectus when making a decision whether to invest in the notes.

For additional information concerning our business operations, see “Where You Can Find More Information.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	The Dress Barn, Inc., a Connecticut corporation.

Seller	One or more of the securityholders. See “Selling Securityholders.” We are not a selling securityholder.

Securities Offered	$115,000,000 aggregate principal amount of 2.50% convertible senior notes due 2024, which we refer to as the notes, and common stock issuable upon conversion of the notes.

Maturity	December 15, 2024, unless earlier converted, redeemed or repurchased.

Ranking
The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facility, and to our subsidiaries’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes also effectively rank junior to the indebtedness and other liabilities, including trade payables, of our subsidiaries.

In connection with our acquisition of Maurices, we entered into a senior secured credit facility consisting of a $150 million revolving credit facility and a $100 million term loan facility. This senior secured credit facility was secured by substantially all of our and our subsidiaries’ assets. In December 2005, we refinanced this facility by entering into a $100 million revolving credit facility (with an option to increase the facility to $150 million in the aggregate). This senior secured credit facility is secured by substantially all of our assets; none of our subsidiaries has guaranteed this credit facility. As a consequence of this new senior secured credit facility not being guaranteed by our subsidiaries, the notes are no longer guaranteed by our subsidiaries.

As of October 29, 2005, our long-term debt, including current maturities, aggregated $145.6 million, consisting of $115 million principal amount of the notes and a $30.6 million mortgage on our principal offices and distribution center.

Interest Payment	2.50% per year on the principal amount, payable semi-annually in arrears on June 15 and December 15 of each year.

Contingent Interest
Beginning with the period commencing on December 22, 2011 and ending on June 14, 2012, and for each of the six-month periods thereafter commencing on June 15, 2012, we will pay contingent interest during the applicable interest period if the average trading price of the notes during the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the notes. The amount of contingent interest payable per $1,000 principal amount of notes during the applicable interest period will equal an annual rate of 0.25% of the average trading price of such $1,000 principal amount of notes during the applicable five-trading-day reference period, payable in arrears.

Conversion Rights
You may convert the notes into cash and shares of our common stock, if any, at a conversion rate of 47.5715 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $21.02 per share), subject to adjustment, only under the following circumstances:

•  during any fiscal quarter, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•  during the five business day period after a five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of that period was less than 98% of the average conversion value per note during the period, where the conversion value per note on any day is equal to the product of the closing stock price on that day multiplied by the applicable conversion rate on that day;

•  if we have called the notes for redemption and the redemption has not yet occurred; or

•  upon the occurrence of specified corporate transactions described under “Description of Notes - Conversion Rights - Conversion Upon Specified Corporate Transactions.”

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest, including contingent interest and additional amounts, if any, will be deemed paid by the cash and common stock, if any, delivered to you upon conversion. Notes called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon a surrender of your notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under “Description of Notes - Conversion Rights - Payment Upon Conversion.”

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to December 15, 2011, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of Notes - Conversion Rights - General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, as described under “Description of Notes - Conversion Procedures - Conversion Rate Adjustments - Adjustments for Conversion After a Public Acquirer Change of Control.”

Optional Redemption
Prior to December 22, 2011, the notes will not be redeemable. On or after December 22, 2011, we may redeem some or all of the notes in cash, at any time, upon at least 30 days’ notice at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of redemption.

Repurchase of Notes at the Option of the Holder
You may require us to repurchase for cash all or a portion of your notes on December 15, 2011, December 15, 2014 and December 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including, the date of repurchase.

Fundamental Change
If we undergo a fundamental change (as defined in this prospectus) prior to maturity of the notes, you will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but excluding the date of repurchase.

Registration Rights
Under the registration rights agreement that we entered into with the initial purchasers, we agreed to:

•  file a shelf registration statement with the SEC on or prior to the 90th day after the first date of original issuance of the notes covering resales of the notes and the shares of common stock issuable upon conversion of the notes;

•  use reasonable efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the notes; and

•  use reasonable efforts to keep the shelf registration statement effective until the earlier of:

•  the second anniversary of the last date of original issuance of the notes;

•  the sale pursuant to the shelf registration statement or Rule 144 under the Securities Act of all of the notes and any shares of our common stock issued upon their conversion; and

•  the expiration of the holding period applicable to the notes and the shares of our common stock issuable upon their conversion held by persons that are not our affiliates under Rule l44(k) under the Securities Act, or any successor provision.

If we fail to comply with these obligations under the registration rights agreement, we will be required to pay additional amounts to the holders of the notes or, in lieu of additional amounts, additional shares to holders who convert when a registration default exists with respect to the common stock. We failed to file a shelf registration statement with the SEC on or prior to the 90th day after the first date of the original issuance of the notes and, accordingly, we paid additional interest at the rate of 0.25% per year from March 15, 2005 until May 2, 2005, the date of the filing of the registration statement of which this prospectus is a part.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes.

United Stated Federal Income Tax Considerations
The notes are debt instruments subject to the United States Treasury regulations governing contingent payment debt instruments and to our determination of the rate at which interest will accrue for United States federal income tax purposes. We compute and report accruals of interest based upon a yield of 8.0% per year, computed on a semiannual bond equivalent basis, which we have determined represents the yield required to be reported under applicable Treasury regulations. You will be required to include this interest on the notes in your gross income as it accrues regardless of your method of tax accounting. The rate at which the interest will accrue on the notes in any tax year may exceed actual cash payments of interest.

In accordance with the contingent payment debt Treasury regulations, you will also recognize gain or loss on the sale, exchange, conversion, purchase by us or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be treated as ordinary interest income. Any loss will be treated as ordinary loss to the extent of the interest previously included in income and thereafter, as capital loss. See “Important United States Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York.

Book-Entry Form
The notes have been issued in book-entry form and are represented by a global certificate or certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading

The notes issued in the original private offering are eligible for trading on Nasdaq’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market.

Trading Symbol for Our Common Stock	Our common stock is quoted on The Nasdaq Stock Market, Inc. under the trading symbol “DBRN.”

Risk Factors
You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in, or incorporated by reference into, this prospectus before deciding whether to invest in the notes.

RISK FACTORS

An investment in the notes represents a high degree of risk. There are a number of factors associated with our business that could affect your decision whether to invest in the notes or the common stock issued upon conversion of the notes. The following discussion describes the most significant risks currently known to us. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in the notes.

Risks Related to our Business

Our business is dependent upon it being able to predict accurately fashion trends, customer preferences and other fashion-related factors.

Customer tastes and fashion trends are volatile and tend to change rapidly, particularly for women’s apparel. Our success depends in part upon our ability to anticipate and respond to changing merchandise trends and consumer preferences in a timely manner. Accordingly, any failure by us to anticipate, identify and respond to changing fashion trends could adversely affect consumer acceptance of the merchandise in our stores, which in turn could adversely affect our business and our image with our customers. If we miscalculate either the market for our merchandise or our customers’ tastes or purchasing habits, we may be required to sell a significant amount of unsold inventory at below average markups over cost, or below cost, which would have an adverse effect on our margins and results of operations.

We reported a material weakness in our internal controls over financial reporting in fiscal 2005. Failure to remediate the material weakness could negatively impact our business and the price of our common stock and notes.

We concluded that a material weakness existed in our internal control over financial reporting as of July 30, 2005. We are remediating our deficiencies in internal control over financial reporting and have hired a new Director of Financial Reporting and additional accounting and tax personnel. We have also engaged third party consultants as additional resources to assist in the implementation of procedures needed to remediate the deficiencies in internal control over financial reporting that existed as of July 30, 2005. We are providing ongoing training to enhance the abilities of internal financial personnel. We are also instituting quality control standards and improving the quality of our accounting staff through training and education in order to assist all accounting personnel in the comprehension of the accounting regulations and standards to address the identified deficiencies that exist in our internal control over financial reporting.

We cannot assure you that our disclosure controls, procedures and internal controls over financial reporting required under Section 404 of the Sarbanes-Oxley Act will prove to be adequate in the future. Our failure to remediate the material weakness could negatively impact our business and the price of our common stock and notes.

We face challenges to grow our business and to manage our growth.

Our growth is dependent, in large part, upon our ability to successfully add new stores and close underperforming locations. In addition, on a routine basis, we close underperforming stores, which may result in write-offs. The success of our growth strategy will depend upon a number of factors, including the identification of suitable markets and sites for new stores, negotiation of leases on acceptable terms, construction or renovation of sites in a timely manner at acceptable costs and maintenance of the productivity of our existing store base. We must be able to hire, train and retain competent managers and personnel and manage the systems and operational components of our growth. Our failure to open new stores on a timely basis, obtain acceptance in markets in which we currently have limited or no presence, attract qualified management and personnel or appropriately adjust operational systems and procedures would have an adverse effect on our growth prospects. There can be no assurance that we will be able to successfully implement our growth strategy of continuing to open stores or maintain our current growth levels. In addition, there can be no assurance that the opening of new stores in existing markets will not have an adverse effect on sales at existing stores in these markets.

We rely on foreign sources of production.

We purchase a significant portion of our apparel directly in foreign markets, including Asia, the Middle East and Africa, and indirectly through domestic vendors with foreign sources. We face a variety of risks generally associated with doing business in foreign markets and importing merchandise from abroad, including:

•	political instability;

•	increased security requirements applicable to imported goods;

•	imposition or increases of duties, taxes and other charges on imports;

•	imposition of quotas on imported merchandise;

•	currency and exchange risks;

•	delays in shipping; and

•	increased costs of transportation.

New initiatives may be proposed that may have an impact on the trading status of certain countries and may include retaliatory duties or other trade sanctions that, if enacted, could increase the cost of products purchased from suppliers in such countries or restrict the importation of products from such countries. The future performance of our business will depend on foreign suppliers and may be adversely affected by the factors listed above, all of which are beyond our control. This may result in our inability to obtain sufficient quantities of merchandise or increase our cost, thereby negatively impacting sales, gross profit and net earnings.

Our business would be severely disrupted if our distribution centers were to shut down.

The distribution of our dressbarn products is centralized in one distribution center in Suffern, New York and the distribution of our maurices products is centralized in one distribution center in Des Moines, Iowa. Most of the merchandise we purchase is shipped directly to our distribution centers, where it is prepared for shipment to the appropriate stores. If either of these distribution centers were to shut down or lose significant capacity for any reason, our operations would likely be seriously disrupted. As a result, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace either distribution center.

We depend on strip shopping center and mall traffic and our ability to identify suitable store locations.

Our sales are dependent in part on a high volume of strip shopping center and mall traffic. Strip shopping center and mall traffic may be adversely affected by, among other things, economic downturns, the closing of anchor stores or changes in customer shopping preferences. A decline in the popularity of strip shopping center or mall shopping among our target customers could have a material adverse effect on customer traffic and reduce our sales and net earnings.

To take advantage of customer traffic and the shopping preferences of our customers, we need to maintain or acquire stores in desirable locations and competition for suitable store locations is intense. We cannot assure you that desirable store locations will continue to be available.

Our management information systems may fail and cause disruptions in our business.

We rely on our existing management information systems in operating and monitoring all major aspects of our business, including sales, warehousing, distribution, purchasing, inventory control, merchandising planning and replenishment, as well as various financial systems. Any disruption in the operation of our management information systems, or our failure to continue to upgrade, integrate or expend capital on such systems as our business expands, would have a material adverse effect on our business.

Our business could suffer as a result of a manufacturer’s inability to produce goods for us on time and to our specifications.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of the goods that we sell. Both domestic and international manufacturers manufacture these goods. The inability of a manufacturer to ship orders in a timely manner or to meet our standards could cause us to miss sales of seasonal items, which could have a material adverse effect on our sales, gross margins, financial condition and results of operations.

Our business could suffer if we need to replace manufacturers.

We compete with other companies for the production capacity of our manufacturers and import quota capacity. Many of our competitors have greater financial and other resources than we have and thus may have an advantage in the competition for production capacity. If we experience a significant increase in demand, or if an existing manufacturer of the goods that we sell must be replaced, we may have to increase purchases from our third-party manufacturers and we cannot guarantee we will be able to do so either at all or on terms that are acceptable to us. This may negatively affect our sales and net earnings. We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but we do not have long-term contracts with any manufacturer. None of the manufacturers we use produces products for us exclusively.

Our business could suffer if one of the manufacturers of the goods that we sell fails to use acceptable labor practices.

We require manufacturers of the goods that we sell to operate in compliance with applicable laws and regulations. While our internal and vendor operating guidelines promote ethical business practices and our staff and our agents periodically visit and monitor the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer used by us, or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of products to us or damage our reputation, which may result in a decrease in customer traffic to our stores and therefore adversely affect our sales and net earnings.

Our operating results fluctuate from season to season.

We have historically experienced substantially lower earnings in our second fiscal quarter ending in January than during our other three fiscal quarters, reflecting the intense promotional atmosphere that characterizes the Christmas shopping season. maurices has historically experienced losses or lower revenues in January, reflecting the decrease in demand following the Christmas shopping season. In addition, our quarterly results of operations may fluctuate materially depending on, among other things, the number and timing of new store openings and store closings, net sales contributed by new stores, increases or decreases in comparable store sales, adverse weather conditions, shifts in timing of certain holidays and changes in our merchandise mix.

Our operating results fluctuate from year to year.

Our earnings have fluctuated from year to year. In addition, our results of operations may fluctuate materially from year to year depending on, among other things, net sales contributed by new stores, number and timing of new store openings and closings, write-offs, increases or decreases in comparable store sales, adverse weather conditions and changes in our merchandise mix.

Existing and increased competition in the women’s retail apparel industry may reduce our net revenues, profits and market share.

The women’s retail apparel industry is highly competitive. We compete primarily with department stores, off-price retailers, specialty stores, discount stores, mass merchandisers and Internet-based retailers, many of which have substantially greater financial, marketing and other resources than we have. Many department stores offer a broader selection of merchandise than we offer. In addition, many department stores continue to be promotional and reduce their selling prices, and in some cases are expanding into markets in which we have a significant market presence. As a result of this competition, including close-out sales and going-out-of-business sales by other women’s apparel retailers, we may experience pricing pressures, increased marketing expenditures and loss of market share, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, because maurices competes in small markets, its operations may be adversely affected if a larger competitor were to open stores in a significant number of small markets where maurices has stores.

We depend on key personnel and may not be able to retain or replace these employees or recruit additional qualified personnel.

Our success and our ability to execute our business strategy depend largely on the efforts of our management. The loss of the services of one or more of our key personnel could have a material adverse effect on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis.

A decline in general economic conditions may lead to reduced consumer demand for our apparel and accessories.

Consumer spending habits, including spending for our apparel and accessories, are affected by, among other things, prevailing economic conditions, levels of employment, salaries, wage rates, the availability of consumer credit, consumer confidence, and consumer perception of economic conditions. A general slowdown in the United States economy and an uncertain economic outlook may adversely affect consumer spending habits and mall traffic, which may result in lower net sales by us. A prolonged economic downturn could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to the Notes

The notes are not secured by any of our or our subsidiaries’ assets.

The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facility, and to our subsidiaries’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes also effectively rank junior to the indebtedness and other liabilities, including trade payables, of our subsidiaries.

We may not have sufficient cash to repurchase the notes at the option of the holder or upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.

On December 15, 2011, December 15, 2014 and December 15, 2019, holders of the notes have the right to require us to repurchase for cash all or any portion of their notes at 100% of their principal amount plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of repurchase. Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of repurchase. Upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes. Our senior secured credit facility limits our ability to use borrowings under that facility to pay any cash payable on a conversion of the notes and prohibits us from making any cash payments on the conversion of the notes if a default or event of default has occurred under that facility without the consent of the lenders under the senior secured credit facility. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes would constitute a default under the indenture. In addition, a default under the indenture or the fundamental change itself could lead to a default under other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The additional shares of common stock payable on notes converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

If certain specified corporate transactions occur on or prior to December 15, 2011, we will under certain circumstances increase the conversion rate on notes converted in connection with the specified corporate transaction by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in the specified corporate transaction as described under “Description of Notes - Conversion Rights - General.” The additional shares of common stock payable on notes converted in connection with a specified corporate transaction may not adequately compensate you for any loss you may experience as a result of such specified corporate transaction. If the specified corporate transaction occurs after December 15, 2011 or if the price paid per share of our common stock in the specified corporate transaction is less than the common stock price at the date of issuance of the notes or above a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of Notes - Conversion Rate Adjustment - Adjustments for Conversion After a Public Acquirer Change of Control” and, if we so elect, holders of notes will not be entitled to the increase in the conversion rate determined as described above.

You should consider the U.S. federal income tax consequences of owning the notes.

Because the notes will be subject to U.S. Treasury regulations governing “contingent payment debt instruments,” a U.S. investor who is a U.S. holder of the notes will be required to include in its gross income amounts significantly in excess of cash payments on the notes. In addition, such a holder generally will recognize ordinary income, rather than capital gain, upon a sale, exchange, conversion or redemption of the notes at a gain. Certain material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the notes are summarized under “Important United States Federal Income Tax Considerations.”

Limited trading market for the notes.

The notes currently trade on the PORTAL Market. However, the notes sold under this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national or other securities exchange, or on The Nasdaq Stock Market, Inc. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services lowers its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

Risks Related to Our Common Stock

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Certain provisions of our organizational documents could delay or prevent a change in control that you may favor.

The terms of some of the anti-takeover provisions in our certificate of incorporation and by-laws could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management.

In particular, the provisions of our certificate of incorporation and by-laws, among other things:

•	require the affirmative vote of two-thirds of the holders of voting stock to approve mergers, sales of substantially all of our assets and certain other transactions;

•	require the affirmative vote of 80% of the holders of voting stock to approve certain business combinations with related persons;

•	require the affirmative vote of 80% of the holders of voting stock to remove directors; and

•	authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

See “Description of Capital Stock” for a summary of these anti-takeover provisions.

Volatility in the market price of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may be affected adversely by factors such as actual or anticipated changes in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. The decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

Absence of dividends could reduce our attractiveness to investors, which could depress the price of the common stock into which the notes are convertible.

We have never paid any dividends on our common stock and have no plans to pay any dividends in the foreseeable future. Furthermore, the terms of our senior secured credit facility will limit our ability to pay dividends on our common stock. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the notes or the underlying common stock by selling securityholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on The Nasdaq Stock Market, Inc. under the trading symbol “DBRN.” The following table lists, on a per share basis for the periods indicated, the high and low sales prices for our common stock as reported by The Nasdaq Stock Market, Inc. (these quotations represent prices between dealers and do not include retail mark-ups, mark-downs or other fees or commissions and may not represent actual transactions):

	Price Range of Common Stock
	High	Low
Fiscal Year Ended July 31, 2004
First Quarter	$14.53	$12.30
Second Quarter	15.86	13.90
Third Quarter	18.72	14.74
Fourth Quarter	18.10	15.56
Fiscal Year Ended July 30, 2005
First Quarter	19.45	15.41
Second Quarter	19.49	15.19
Third Quarter	20.75	16.51
Fourth Quarter	24.93	16.73
Fiscal Year Ending July 29, 2006
First Quarter	26.77	21.50
Second Quarter	45.00	24.88
Third Quarter (through February 3, 2006)	46.74	44.50

Our Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend on our issued and outstanding common stock in May 2002. The stock split was distributed on May 31, 2002 to shareholders of record on May 17, 2002. All historic share and per share information contained in, or incorporated by reference into, this prospectus have been adjusted to reflect the impact of the stock split.

As of February 3, 2006, there were 30,765,442 shares of our common stock issued and outstanding and approximately 270 holders of record of our common stock. A significant number of shares are held in street name. As of February 3, 2006, the last reported sale price of our common stock as quoted on The Nasdaq Stock Market, Inc. was $45.18 per share.

We have never paid cash dividends on our common stock and the terms of our senior secured credit facility limit our ability to pay dividends on our common stock. To the extent we are permitted to pay dividends in the future, the determination whether to pay dividends will be within the discretion of our board of directors and will depend upon our earnings, capital requirements and operating and financial condition, among other factors. We anticipate that for the foreseeable future we will follow a policy of retaining earnings.

We have four stock-based compensation plans. Our 1993 incentive stock option plan provides for the grant of incentive stock options to purchase up to 2,500,000 shares of our common stock. There are no shares under the 1993 plan available for future grant. Our 1995 stock option plan provides for the granting of incentive stock options and non-qualified options to purchase up to 4,000,000 shares of common stock. There are no shares under the 1995 plan available for future grant. Our 2001 stock incentive plan, formerly known as the 2001 stock option plan, provides for the granting of incentive stock options and non-qualified options to purchase up to 6,000,000 shares of common stock. As of January 29, 2006, there were approximately 3.4 million shares under the 2001 plan available for future grant. Our 2005 employee stock purchase plan allows employees to purchase shares of our common stock at the end of each fiscal quarter in an amount (on an after-tax basis) not less than $10 but not more than 10% of the employee’s annual pay through payroll deductions. As of January 29, 2006, there were approximately 100,000 shares under the 2005 employee stock purchase plan available for purchase by our employees.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the 13 weeks ended October 29, 2005.

13 Weeks Ended	Fiscal Year Ended
October 29, 2005	July 30, 2005	July 31, 2004	July 26, 2003	July 27, 2002	July 28, 2001

4.04x	2.83x	2.40x	1.38x	3.00x	3.07x

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

DESCRIPTION OF THE BUSINESS

General

We and our wholly-owned subsidiaries operate a chain of women's apparel specialty stores, operating principally under the names “dressbarn” and “dressbarn woman” and, since our January 2005 acquisition of Maurices Incorporated, “maurices.” Since our retail business began in 1962, we have established and marketed our image as a source of fashion and value for the working woman. We have built our brand image as a core resource for a lifestyle-oriented, stylish, value-priced assortment of career and casual fashions tailored to our customers’ needs. Our dressbarn stores are operated mostly in a combination of dressbarn and dressbarn woman stores, which carry dressbarn and larger-sized dressbarn woman merchandise, as well as freestanding dressbarn and dressbarn woman stores. These stores offer in-season, moderate to better quality career and casual fashion to working women at value prices. Our maurices stores are concentrated in small markets in the United States and their product offerings are designed to appeal to the apparel and accessory needs of the 17 to 34 year-old woman and to the casual apparel needs of the 17 to 34 year-old male. For additional information concerning our business operations, see “Where You Can Find More Information.”

DESCRIPTION OF NOTES

We issued the notes under the indenture, dated as of December 15, 2004, between us and The Bank of New York, as trustee. The notes and the shares of common stock issuable upon conversion of the notes are subject to a registration rights agreement, dated as of December 15, 2004, between Dress Barn and the initial purchasers of the notes. You may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

As used in this “Description of Notes” section, references to “Dress Barn,” the “company,” “we,” “us” and “our” refer only to The Dress Barn, Inc. and do not include its subsidiaries.

General

The notes will mature on December 15, 2024 unless earlier converted, redeemed or repurchased. You have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert your notes into cash and shares, if any, of our common stock at an initial conversion rate of 47.5715 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $21.02 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under “—Conversion Rights—Payment Upon Conversion.” If we deliver shares of common stock upon conversion of a note, you will not receive fractional shares but a cash payment to account for any such fractional share as described below. You will not receive any cash payment for interest (or contingent interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

The notes have been issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. The notes are limited to $115 million aggregate principal amount.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Any reference to “common stock” means our common stock, par value $0.05 per share.

Ranking

The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to all of our existing and future secured indebtedness (including the credit agreement we entered into on December 21, 2005 which replaced the then existing senior credit facility agreement) to the extent of the value of the assets securing such indebtedness. The notes also effectively rank junior to the indebtedness and other indebtedness, including trade payables, of our subsidiaries.

Our credit agreement provides us with a senior secured revolving credit facility of up to $100 million and we may, at our option, increase the size of the credit facility to $150 million. For information with respect to our credit facility, see our Current Report on Form 8-K filed with the SEC on December 23, 2005.

As of October 29, 2005, our long-term debt, including current maturities, aggregated $145.6 million and consisted of $115 million principal amount of the notes and a $30.6 million mortgage on our principal offices and distribution facility.

No Subsidiary Guarantees

The notes were formerly jointly and severally guaranteed by each of our subsidiaries that were guarantors of our old senior secured credit facility. In December 2005, we refinanced this credit facility by entering into a new senior secured credit facility, which is not guaranteed by any of our subsidiaries. As provided in the indenture, as a consequence of this new senior secured credit facility not being guaranteed by our subsidiaries, the notes are no longer guaranteed by our subsidiaries. However, if at any time we have outstanding any senior indebtedness that is guaranteed by any of our subsidiaries, those subsidiaries will be required to guarantee the notes or otherwise become subsidiary guarantors of the notes on the same basis as their guarantee of the other senior indebtedness.

Interest

The notes bear interest at a rate of 2.50% per year. We will also pay contingent interest on the notes in the circumstances described under “—Contingent Interest” and, if applicable, additional amounts in the circumstances described under “—Registration Rights.” Interest, including contingent interest and additional amounts, if any, is payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2005. We failed to file a shelf registration statement with the SEC on or prior to the 90th day after the first date of the original issuance of the notes and, accordingly, we paid additional amounts to the holders of the notes from January 15, 2005 until May 2, 2005, the date of the filing of the registration statement of which this prospectus is a part.

Interest on a note, including contingent interest and additional amounts, if any, will be paid to the person in whose name the note is registered at the close of business on the June 1 or December 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest, including contingent interest and additional amounts, if any, payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from December 14, 2004 or from the most recent date to which interest has been paid or duly provided for.

Contingent Interest

Beginning with the period commencing on December 22, 2011 and ending on June 14, 2012, and for each of the six-month periods thereafter commencing on June 15, 2012, we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the notes during the five consecutive trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per note will equal 0.25% per year of the average trading price of such note during the applicable five-trading day reference period.

We will notify the holders of the notes by press release or otherwise upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

For purposes of this section, the “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on any date of determination will equal (1) the applicable conversion rate of the notes as of the determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on the determination date.

The bid solicitation agent initially is the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Optional Redemption by Dress Barn

No sinking fund is provided for the notes.

The notes will not be redeemable prior to December 22, 2011. On or after December 22, 2011, we may redeem the notes for cash in whole or in part at any time for a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) up to but excluding the redemption date.

If the redemption date is an interest payment date, interest (including contingent interest and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 20 nor more than 60 days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest, including contingent interest and additional amounts, if any, on the notes when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the notes.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, you may convert each of your notes into cash and shares of our common stock, if any, initially at a conversion rate of 47.5715 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $21.02 per share of common stock based on the issue price per note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under “—Payment upon Conversion.”

Our senior secured credit facility limits our ability to use borrowings under that facility to pay any cash payable on a conversion of the notes. The senior secured credit facility provides that if less than $30 million remains available for borrowing thereunder, we will not be permitted to use the proceeds of any borrowings under that facility to pay any cash payable on a conversion of the notes. Also, the senior secured credit facility prohibits us from making any cash payments on the conversion of the notes if a default or event of default has occurred under that facility without the consent of the lenders under the senior secured credit facility. See “Risk Factors - We may not have sufficient cash to repurchase the notes at the option of the holder or upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.”

You may convert your notes only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the sale price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your notes are called for redemption, those notes, or portions thereof, that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

If we call your notes for redemption, you may convert the notes only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a note as described under either “—Repurchase of Notes by Dress Barn at Option of Holder” or “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change,” you may not surrender that note for conversion until you have withdrawn the repurchase election in accordance with the indenture.

If you elect to convert your notes in connection with certain corporate transactions as described under “—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions” that occur on or prior to December 15, 2011 and 10% or more of the consideration for our common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq Stock Market, Inc., we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described below under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, effective date and number of additional shares to be received per $1,000 principal amount of notes upon a conversion in connection with certain corporate transactions as described above:

	Stock Price
Effective Date	$16.17	$19.00	$22.00	$25.00	$28.00	$31.00	$34.00	$37.00	$40.00	$43.00	$46.00	$49.00	$52.00	$55.00	$58.00
December 15, 2004	14.2714	11.0977	8.3702	6.5419	5.2618	4.3320	3.6350	3.0979	2.6741	2.3326	2.0525	1.8190	1.6217	1.4530	1.3071
December 15, 2005	14.2714	10.8824	8.0463	6.1795	4.8972	3.9832	3.3100	2.7997	2.4028	2.0870	1.8307	1.6189	1.4411	1.2899	1.1598
December 15, 2006	14.2714	10.5695	7.6136	5.7115	4.4362	3.5493	2.9114	2.4383	2.0775	1.7952	1.5692	1.3845	1.2309	1.1012	0.9900
December 15, 2007	14.2714	10.1530	7.0522	5.1149	3.8588	3.0149	2.4283	2.0069	1.6944	1.4558	1.2685	1.1178	0.9938	0.8899	0.8012
December 15, 2008	14.2714	9.5480	6.2860	4.3299	3.1218	2.3515	1.8433	1.4956	1.2488	1.0669	0.9280	0.8185	0.7294	0.6552	0.5921
December 15, 2009	14.2714	8.6631	5.2045	3.2635	2.1618	1.5229	1.1406	0.9019	0.7450	0.6359	0.5557	0.4936	0.4434	0.4014	0.3652
December 15, 2010	14.2714	7.2744	3.5352	1.7232	0.8926	0.5224	0.3557	0.2756	0.2317	0.2036	0.1826	0.1656	0.1510	0.1381	0.1267
December 15, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The additional share amounts set forth above are based upon an initial conversion price of $21.02. The maximum amount of additional shares payable is 14.2714 per $1,000 principal amount of notes.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 61.8429 per $1,000 principal amount of notes or 7,119,933 shares of our common stock in the aggregate, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $58.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $16.17 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Upon conversion of a note, you will not receive any cash payment of interest (including contingent interest and additional amounts, if any) unless, as described below, such conversion occurs between a regular record date and the interest payment date to which it relates. If we deliver shares of common stock upon surrender of a note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to you of the full amount of cash and shares of common stock, if any, as described below under “—Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including contingent interest and additional amounts, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Important United States Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest, including contingent interest and additional amounts, if any, payable on the notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest and additional amounts, if any) payable on the notes so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and prior to the next interest payment date or (2) to the extent of any overdue interest (including any contingent interest and additional amounts, if any) if any overdue interest exists at the time of conversion with respect to such note.

If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock, if any, upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your notes for conversion in any fiscal quarter (and only during such fiscal quarter) if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 120% of the applicable conversion price per share of our common stock on such last trading day. Upon surrender of your notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Payment upon Conversion.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, Inc. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq Stock Market, Inc. on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Satisfaction of Trading Price Condition

You may surrender your notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (the “trading price condition”). Upon surrender of your notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Payment upon Conversion.”

For purposes of this section, the “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used.

If, as of such date of determination, the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million aggregate principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a beneficial holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, you may convert any of your notes that have been called for redemption at any time prior to the close of business on the second business day immediately prior to the redemption date. Upon surrender of your notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Payment upon Conversion.”

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•
distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•
distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise would participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon surrender of your notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Payment upon Conversion.”

Certain Corporate Transactions

If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change” below, or

•
a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property (regardless of whether a holder has the right to put the notes as described under “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change”), then a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their notes, until the fundamental change repurchase date). If any such consolidation, merger, binding share exchange or transfer is terminated prior to its effective date, the submission of any notes for conversion in connection therewith and the right to convert will be revoked and such notes will be returned to the holder thereof. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction).

If you elect to convert your notes in connection with the transactions described above on or prior to December 15, 2011 and 10% or more of the consideration for the common stock in the corporate transaction consists of cash, securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq Stock Market, Inc., we will increase the conversion rate by the additional shares as described above under “—Conversion Rights—General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity as described under “—Conversion Procedures—Conversion Rate Adjustments—Adjustments for Conversion After a Public Acquirer Change of Control.”

If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction (assuming the notes are convertible into shares of our common stock at the conversion rate in effect and not settled in cash and common stock, if any, as set forth under “—Payments upon Conversion” below).

If a transaction described in the bullet points above occurs, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change.”

Conversion Procedures

To convert your note you must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent initially is the trustee. The conversion agent will, on your behalf, convert the notes into cash and shares of common stock, if any. You may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a certificate will be delivered to you, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of common stock as set forth below under “—Payment upon Conversion” (and cash in lieu of any fractional shares).

Payment upon Conversion

In connection with any conversion, we will satisfy our obligation to convert the notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a “Settlement Amount” consisting of (1) cash equal to the lesser of $1,000 and the Conversion Value, and (2) to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the Cash Settlement Period, (A) 10% of the difference between the Conversion Value and $1,000, divided by (B) the last reported sale price of our common stock for such day. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price of our common stock on the trading day immediately preceding the conversion date. We will deliver the Settlement Amount on the third business day following the date the Settlement Amount is determined.

“Conversion Value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “—Conversion Rights—General”) or, if the notes are converted during a registration default, 103% of such conversion rate (and any such additional shares), and (2) the average of the last reported sale prices (as defined above under “—Conversion upon Satisfaction of Market Price Condition”) of our common stock for the trading days during the Cash Settlement Period.

The “Cash Settlement Period” with respect to any notes means the 10 consecutive trading days beginning on the second trading day after the conversion date for those notes.

“Trading day” means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on The Nasdaq Stock Market, Inc. or, if our common stock is not listed on The Nasdaq Stock Market, Inc., on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock or our other capital stock;

(2)	subdivisions, splits and combinations of our common stock;

(3)
the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(4)
distributions to all or substantially all holders of our common stock, of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•
the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock;

If we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on The Nasdaq Stock Market, Inc. or such other national or regional exchange or market on which the securities are then listed or quoted.

(5)
distributions of cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•	the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution; or

(6)
the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration per share that exceeds our market capitalization divided by the total number of outstanding shares of common stock on the expiration of the tender or exchange offer.

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the notes, see “Important United States Federal Income Tax Considerations - U.S. Federal Income Tax Consequences Applicable to U.S. Holders - Conversion Rate Adjustments.”

With respect to certain adjustment events, no adjustment to the conversion rate will be made if we provide that holders of notes will participate in the distribution prior to conversion or upon conversion or in certain other cases.

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “—Conversion—Conversion upon Satisfaction of Market Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.

To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

With respect to the adjustment events described above, if rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants which were exercised.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock (assuming the notes are convertible into shares of our common stock at the conversion rate in effect and not settled in cash and common stock, if any, as set forth under “—Payments upon Conversion” above) immediately prior to any of these events.

The applicable conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including contingent interest and additional amounts, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made on the first to occur of (i) any subsequent adjustment, or (ii) the first day of the next calendar year.

Adjustments for Conversion After a Public Acquirer Change of Control

If you convert your notes in connection with a corporate transactions for which the conversion rate would be increased by a number of additional shares as described in “—Conversion Rights—General” above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights’ above and the settlement procedures described under “Conversion Procedures—Payment upon Conversion”) into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•
the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•
the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a fundamental change that would otherwise obligate us to increase the conversion rate as described above under “—Conversion Rights—General” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on The Nasdaq Stock Market, Inc. or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”).

Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “—Conversion Rights—General.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conversion upon Specified Corporate Transactions,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change.”

Repurchase of Notes by Dress Barn at Option of Holder

On December 15, 2011, December 15, 2014 and December 15, 2019 (each, a “repurchase date”), you may require us to repurchase for cash any outstanding notes for which you have properly delivered and not withdrawn a written repurchase notice. Subject to certain additional conditions, the repurchase price will equal 100% of the principal amount of the notes plus accrued and unpaid interest and additional amounts, if any, to, but not including, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including additional amounts, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be 100% of the principal amount of the notes repurchased.

You may submit a repurchase notice to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

Any repurchase notice given by you electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•
if definitive notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase (or, if the notes are not issued in definitive form, the notice of repurchase must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

You may withdraw your repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•
if definitive notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon your effecting book-entry transfer of the notes or delivering definitive notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of definitive notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and additional amounts, if any, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all of your other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes. Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change

If a fundamental change, as defined below, occurs, you will have the right on the fundamental change repurchase date (subject to certain exceptions set forth below) to require us to repurchase for cash all of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, including additional amounts, if any, on the notes to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including additional amounts, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be 100% of the principal amount of the notes repurchased.

Within 45 days after the occurrence of a fundamental change, we are required to give notice to you and the trustee of such occurrence and of your resulting repurchase right and the procedures that you must follow to require us to repurchase your notes as described below. The fundamental change repurchase date specified by us will be 30 days after the date on which we give this notice.

The fundamental change repurchase notice given by you electing to require us to repurchase your notes shall be given so as to be received by the paying agent no later than the close of business on the fundamental change repurchase date and must state:

•
if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw your fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of notes being withdrawn;

•
if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1)
a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(2)	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3)	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)
pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•
any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•
any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.

A “continuing director” means a director who either was a member of our board of directors on December 8, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

However, notwithstanding the foregoing, you will not have the right to require us to repurchase your notes upon a change of control if 90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control described in clause (3) above consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or The Nasdaq Stock Market, Inc., and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The Nasdaq Stock Market, Inc.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those notes will cease to be outstanding and interest and additional amounts, if any, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the notes or delivery of the notes.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

The fundamental change purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:

•
the resulting, surviving or transferee person (the “successor company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company or subsidiary guarantor, if any, as a result of such transaction as having been incurred by the successor company or subsidiary guarantor, if any, at the time of such transaction), no default shall have occurred and be continuing;

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

•
we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.

In addition, we will not permit a subsidiary guarantor, if any, to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person unless:

•
the resulting, surviving or transferee person (the “successor guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not such subsidiary guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the subsidiary guarantor under its subsidiary guarantee;

•
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor guarantor or another subsidiary guarantor as a result of such transaction as having been incurred by the successor guarantor or such subsidiary guarantor at the time of the transaction), no default shall have occurred and be continuing; and

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

The successor guarantor will succeed to, and be substituted for, and may exercise every right and power of, such subsidiary guarantor under the indenture, but the predecessor subsidiary guarantor in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the foregoing:

•	a subsidiary guarantor, if any, may consolidate with, merge into or transfer all or part of its properties and assets to us or another subsidiary guarantor, and

•	we may merge with an affiliate incorporated solely for the purpose of reincorporating us in another jurisdiction to realize tax or other benefits.

As described above under “—No Subsidiary Guarantees,” the notes are not currently guaranteed by any of our subsidiaries.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	a default in the payment of principal of the notes when due at maturity, upon redemption, upon repurchase or otherwise;

•
a default in the payment of any interest, including contingent interest and additional amounts, if any, on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•
the failure by us to cause each of our existing or future subsidiaries to become a subsidiary guarantor of the notes in accordance with the obligation to provide subsidiary guarantees as described under “—No Subsidiary Guarantees” above and such failure continues for a period of 30 days after our receipt of notice in accordance with the provisions of the indenture;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•
a default in our obligation to deliver the Settlement Amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes and such default continues for a period of 10 days or more;

•	the failure by us to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•	default in our obligation to redeem the notes after we have exercised our option to redeem;

•
the failure by us or a subsidiary guarantor, if any, to perform or observe any of our or its other covenants or warranties in the indenture or in the notes for 60 days after written notice to us or it from the trustee or to us or it and the trustee from the holders of at least 25% in principal amount of the outstanding notes;

•
a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of us or our subsidiaries (other than indebtedness that is non-recourse to us or any of our subsidiaries) in an aggregate amount of $15.0 million or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us or such subsidiary;

•
final unsatisfied judgments (not subject to further appeal) not covered by insurance aggregating in excess of $15.0 million rendered against us or any of our subsidiaries are not paid, discharged, stayed or otherwise secured or provided for within 60 days;

•	certain events involving us or one of our subsidiaries’ bankruptcy, insolvency or reorganization; and

•
a subsidiary guarantee of a subsidiary guarantor, if any, holding more than 5% of our consolidated assets or generating more than 5% of our consolidated sales or net income as of and for the 12 months ended on the end of the most recent fiscal quarter for which consolidated financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms of the Indenture relating to subsidiary guarantees) or any such subsidiary guarantor or person acting by or on behalf of any such subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any subsidiary guarantee and such default continues for 30 days after receipt of the notice specified in the indenture.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest, including contingent interest and additional amounts, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including contingent interest and additional amounts, if any, on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind such acceleration with respect to the notes and waive these past defaults.

The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest, including contingent interest or additional amounts, if any, a failure to convert any notes into common stock, a default arising from our failure to redeem or repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest, including contingent interest or additional amounts, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our senior credit facilities or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the notes if:

•	we have delivered to the trustee for cancellation all outstanding notes, with certain limited exceptions, or

•
all notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date, including upon the occurrence of a fundamental change, or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

The notes are not subject to any defeasance provisions under the indenture.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest, including contingent interest or additional amounts, if any, on any note;

•
reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture;

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture; or

•	modify a subsidiary guarantee, if any, in any manner materially adverse to the holders of the notes, except removal of subsidiary guarantors as provided in the indenture.

We and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	add guarantees with respect to the notes or secure the notes;

•	remove guarantees as provided in the indenture;

•	evidence the assumption of our or a subsidiary guarantor’s, if any, obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of holders;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•
provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986; and

•
make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including contingent interest and additional amounts, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•
in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which initially is an office or agency of the trustee. We may pay interest on any notes represented by the registered certificated securities referred to below by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

We have issued the notes registered pursuant to this registration statement in the form of one permanent global note in definitive, fully registered, book-entry form. The global note has been deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•
Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of us, the initial purchaser nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global note.

•
Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Registration Rights

We entered into a registration rights agreement, dated as of December 15, 2004, with the initial purchasers for the benefit of the holders of the notes and the common stock issuable and upon conversion of the notes. Pursuant to that agreement, we agreed to, at our cost:

•
file with the SEC no later than the 90th day after the first date of original issuance of the notes, a shelf registration statement covering resales of the notes and the common stock issuable upon conversion, redemption or repurchase thereof pursuant to Rule 415 under the Securities Act;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the notes; and

•	use reasonable efforts to keep the shelf registration statement effective until the earliest of:

(1)	the second anniversary of the last date of original issuance of the notes;

(2)
the date when the holders of notes and holders of the shares of common stock issuable upon conversion, redemption or repurchase of the notes are able to sell such notes and such shares immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

(3)
the date when all of the notes and the common stock issuable upon conversion, redemption or repurchase thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:

•	45 days in any 90-day period; or

•	120 days for all periods in any 360-day period.

We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

Each of the following is a registration default:

•	the registration statement has not been filed prior to or on the 90th day following the first date of original issuance of any of the notes; or

•
the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of any of the notes, which is referred to as the “effectiveness target date;” or

•	we do not name a holder as a selling stockholder in the prospectus or file a post-effective amendment within the required time periods as described below; or

•	any post-effective amendment required to be filed as described below has not been declared effective prior to the 60th day following the date such post-effective amendment is required to be filed; or

•
at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th day or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

If a registration default occurs (other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock), predetermined “additional amounts” will accrue on the notes that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and after the 91st day following such registration default.

In no event will additional amounts exceed 0.50% per year. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock, but will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1,000 original principal amount of notes (except to the extent we elect to deliver cash upon conversion). In addition, such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional amounts to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

We failed to file a shelf registration statement with the SEC on or prior to the 90th day after the first date of the original issuance of the notes and, accordingly, we paid additional amounts to the holders of the notes from March 15, 2005 until May 2, 2005, the date of the filing of the registration statement of which this prospectus is a part.

A holder who elects to sell securities pursuant to the shelf registration statement will:

•	be required to be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•
take other reasonable actions as are required to permit unrestricted resales of the notes and common stock issued upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

At February 3, 2006, 30,765,442 shares of our common stock were issued and outstanding. All issued and outstanding shares of our common stock are fully paid, validly issued, and non-assessable. There are no shares of preferred stock outstanding.

This description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws, which are filed as exhibits 3(e) and 3(f), respectively, to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.05 per share. Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be issued, as described below, the holders of our common stock are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share at all meetings of shareholders, and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by us.

Preferred Stock

We are authorized to issue 100,000 shares of preferred stock, par value $0.05 per share. The board of directors, without further action by the shareholders, is authorized to issue the preferred stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Preferred stock issued by the board of directors could be utilized, under certain circumstances, as a method of preventing a takeover of us. At the date of this prospectus, the board of directors has not authorized any series of preferred stock and none are outstanding. There are no agreements or understandings for the issuance of any shares of preferred stock.

Purposes and Effects of Certain Provisions of our Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that could make more difficult the acquisition of control of Dress Barn by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of these provisions.

Our amended and restated certificate of incorporation provides that the affirmative vote of holders of two-thirds of the shares entitled to vote is required to approve (1) any merger or consolidation with or into any other corporation, (2) any sale or lease of all or any substantial part of our assets or (3) any sale or lease to us of assets (in excess of an aggregate fair market value of $1,000,000) in exchange for our voting securities (or rights to acquire our voting securities or securities convertible into our voting securities); except where the merger or similar transaction with another corporation has been approved by a three-fourths vote of our entire board of directors or where we own a majority of every class of voting stock of such other corporation. The affirmative vote of holders of two-thirds of the shares entitled to vote is required to amend the foregoing provisions of the certificate of incorporation.

Our amended and restated certificate of incorporation provides that the affirmative vote of holders of 80% of the shares entitled to vote is required to approve business combinations with a related person, subject to certain exceptions. The term “business combination” includes, without limitation, any merger or consolidation, any disposition of all or substantially all of our assets and the issuance of our securities. A “related person” is any person that is the beneficial owner of 5% or more of shares of our voting stock, subject to certain exceptions. The affirmative vote of holders of 80% of the shares entitled to vote is required to amend or repeal this provision of the amended and restated certificate of incorporation.

Our amended and restated by-laws provide that the affirmative vote of holders of 80% of the shares entitled to vote at an election of directors is required to effect the removal of a director without cause, and that such vote, or action of remaining members of the board of directors, is required to effect the removal of a director with cause.

Our amended and restated by-laws set forth certain procedures shareholders must follow in order to bring business for consideration at a shareholders’ meeting. Such procedures include the requirement that shareholders must deliver a notice to our secretary of the proposed business not less than 120 calendar days before such meeting.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, New York, New York, acts as transfer agent and registrar for our common stock.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences, as of the date of this prospectus, of the purchase, ownership, and disposition of the notes and, where noted, the common stock into which the notes may be converted. Except where noted, this summary deals only with notes held as a capital asset for U.S. federal income tax purposes (generally property held for investment) by a holder who purchases the notes on original issue at their initial offering price, and it does not deal with special situations. For example, this summary does not address:

•
tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	except where noted, the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the notes; or

•	any state, local or foreign tax consequences.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, and regulations thereunder, published rulings and judicial decisions as of the date of this prospectus. Those authorities are subject to change, possibly retroactively.

No statutory, administrative or judicial authority directly addresses the treatment of all aspects of the notes or instruments identical to the notes for U.S. federal income tax purposes. The Internal Revenue Service, or the IRS, has issued a revenue ruling with respect to instruments similar to the notes. This revenue ruling supports certain aspects of the tax treatment described below. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

If you are considering the purchase of the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and our common stock in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. You should also consult with your tax advisors concerning any possible enactment of legislation that would affect your investment in the notes in your particular circumstances.

Classification of the Notes

Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the “noncontingent bond method” for accruing interest as set forth in the applicable Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatments of the notes. As noted above, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no private letter rulings have been sought by us from the IRS with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest at a different rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. Holders should consult their tax advisors concerning the tax treatment of holding the notes in their particular circumstances.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder.

For purposes of this discussion, a U.S. holder is a beneficial owner of notes who or that is:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As discussed more fully below, the effects of applying the noncontingent bond method will be (1) to require each U.S. holder, regardless of such holder’s regular method of tax accounting, to use an accrual method with respect to the interest income on the notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments, including any contingent interest payments, actually received, and (3) to result in ordinary income, rather than capital gain, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder’s prior inclusions of interest on the notes) on the sale, exchange, conversion or redemption of the notes.

Accrual of Interest

You will be required to accrue an amount of interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the notes.

The issue price of the notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of the notes will be their issue price increased by any interest previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments scheduled to have been previously made with respect to the notes without regard to the actual amounts paid.

Under the Contingent Debt Regulations, you will be required to accrue interest into gross income in each year, regardless of your regular method of tax accounting, on a constant yield to maturity basis based on the “comparable yield” of the notes which we are required to determine. The comparable yield of the notes generally will be the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes, including the level of subordination, term, timing of payments and general market conditions. We have determined that the comparable yield is an annual rate of 8.0% compounded semi-annually.

We are required to make available to you the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes, and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes, taking into account the fair market value of the common stock and cash that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Summary.” By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your interest accruals, and the adjustments thereto described below, in respect of the notes.

The comparable yield and the projected payment schedule are provided by us solely for the determination of your interest and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the amounts that such U.S. holder will actually receive as a result of owning the notes.

Because income accrued on the notes will constitute interest for U.S. federal income tax purposes, corporate holders of the notes will not be entitled to the dividends-received deduction with respect to that income.

Adjustments to interest accruals on the notes

If the actual contingent payments made on the notes for any year differ from the projected contingent payments for that year, an adjustment for the difference will be made to taxable income for that year. If, for any year you receive actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that year, you will incur a net positive adjustment equal to the amount of such excess. The net positive adjustment will be treated as additional interest income for that year. For these purposes, the payments for a year include the fair market value of property received for that year, including cash and shares of our common stock issued upon conversion of the notes.

If you receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that year, you will incur a net negative adjustment equal to the amount of the deficit. A net negative adjustment will:

•	first, reduce the amount of interest required to be accrued for the current taxable year;

•
second, any excess net negative adjustment will be treated as ordinary loss to the extent of your total prior interest inclusions with respect to the notes (which includes any prior net positive adjustments), reduced to the extent such interest was offset by prior net negative adjustments treated as ordinary loss; and

•
third, any excess net negative adjustments will reduce future interest income in one or more succeeding taxable years, and, if not used by the time the notes are sold or mature, will be treated as a reduction in the amount realized on sale, exchange, conversion or redemption of the notes.

Sale, exchange, conversion, repurchase or redemption

Upon the sale, exchange, conversion, repurchase or redemption of the notes, you will recognize taxable gain or loss. As a holder of the notes, you agree that under the Contingent Debt Regulations, you will treat cash and the fair market value of our common stock that you receive on conversion as a contingent payment in respect of the notes. The amount of taxable gain or loss on a sale, exchange, conversion, repurchase or redemption will equal the difference between: (a) the amount of cash plus the fair market of any other property you receive including the fair market value of any shares of our common stock you receive as adjusted in accordance with the following paragraph, and (b) your adjusted tax basis in the notes.

Your adjusted tax basis in the notes generally will equal your original purchase price for the notes, increased by any interest previously accrued (determined without regard to any net positive or net negative adjustments to interest accruals as described above under “Adjustment to interest accruals on the notes”), and decreased by the projected amount of any projected payments previously scheduled to be made on the notes without regard to the actual amounts paid.

Any net negative adjustments carryover to the year in which the notes are sold, exchanged, converted or redeemed will reduce your amount realized on the notes.

Gain recognized on the sale, exchange, conversion or redemption of the notes will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of your total prior net interest inclusions with respect to the notes, and thereafter, capital loss (which will be long-term if the notes are held for more than one year). The deductibility of net capital losses is subject to limitations.

Given the uncertain tax treatment of instruments such as the notes, you should consult your tax advisors concerning the tax treatment on conversion of the notes and the ownership of our common stock resulting therefrom.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. (See “Description of Notes - Conversion Rights - Conversion Rate Adjustments” above.) Under section 305(c) of the Code, adjustments (or failures to make adjustments) that are considered to have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Common Stock

Your tax basis in our common stock received upon conversion of the notes will equal the then current fair market value of the common stock. Your holding period for our common stock received will commence on the day immediately following the date of conversion.

Dividends

Distributions to U.S. holders with respect to the common stock will be treated as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The amount of any distribution in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the common stock, and any amount in excess of tax basis will be treated as gain from the sale or exchange of your common stock. Any such dividend will be eligible for the dividends-received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. In general, qualified dividends paid to non-corporate taxpayers in taxable years beginning before January 1, 2009, are taxable at a maximum rate of 15%, provided that the holder has a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other requirements.

Dispositions

Upon a disposition of common stock a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the common stock. Capital gains of individuals derived in respect of assets with a holding period of greater than one year are eligible for reduced rates of taxation. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, former citizens or residents of the United States. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in their particular circumstances. As discussed above with respect to U.S. holders, by purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule.

Payments with respect to the notes

Any payment to you of principal or interest, including amounts taken into income under the accrual rules described above under “U.S. Holders” and the issuance of common stock pursuant to a conversion, on the notes (other than possibly a portion of any such payment that is attributable to certain adjustments of the conversion rate) will be exempt from U.S. federal income and withholding tax, provided that:

•	such payment is not effectively connected with the conduct by you of a U.S. trade or business;

•
you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

•	you are not a controlled foreign corporation within the meaning of the Code that is related to us through stock ownership;

•
(a) you provide your name and address and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), or (b) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations; and

•
the notes and our common stock to be received upon conversion of the notes continue to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we are not a “United States real property holding corporation” (as discussed below).

If you cannot satisfy the requirements described above, payments of interest (including original issue discount) and any gain treated as ordinary income realized on the sale, exchange or other disposition of the notes will be subject to the 30% U.S. federal withholding tax unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

If you are engaged in a trade or business in the U.S. and interest (including original issue discount) on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% U.S. federal withholding tax discussed above) generally in the same manner as if you were a U.S. holder subject to any modification provided under an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

As more fully described under “Description of Notes - Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to U.S. federal withholding tax.

Payments on common stock and constructive dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion; see “—U.S. Holders—Constructive distributions” above) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. or, where an applicable treaty so provides, dividends that are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange or other disposition of notes or of shares of common stock

Any gain realized upon the sale, exchange or other disposition (other than a conversion or redemption) of notes or upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax or withholding tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the U.S.,

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe that we are not, have never been and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation” for U.S. federal income tax purposes and our common stock is and continues to be regularly traded on an established securities market, a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax upon sale, exchange or other disposition of the notes or our common stock provided that it does not actually or constructively hold (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder’s holding period) more than five percent of our common stock, including any common stock that may be received upon conversion of the notes.

U.S. Federal Estate Tax

The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that any payment to you with respect to the notes (including original issue discount) would be eligible for exemption from the 30% federal withholding tax under the rules described above without regard to the certification requirement described therein. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

U.S. Holders

If you are a U.S. holder, information reporting requirements will generally apply to all payments we make to you and to the proceeds from a sale of notes or shares of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax, currently at a rate of 28%, will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability, provided that required information is timely furnished to the IRS.

Non-U.S. Holders

In general, if you are a non-U.S. holder you will not be subject to backup withholding and information reporting with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined in the Code, and you have satisfied the certification requirements described above under “—Non-U.S. Holders—Payments with respect to the notes.” In general, we must report annually to the IRS and to each non-U.S. holder any payments on the notes and our common stock and the proceeds from their sale or other disposition, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of notes or shares of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if (i) the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined in the Code, or (ii) you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued the notes on December 15, 2004 in a private placement to the several initial purchasers represented by Banc of America Securities LLC and J.P. Morgan Securities Inc. The notes were resold by the initial purchasers to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 in transactions exempt from registration under the Securities Act. The notes and the shares of our common stock issuable upon the conversion of the notes that may be offered pursuant to this prospectus are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table sets forth information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or prior to February 3, 2006. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or common stock that will be held by the selling securityholders after any of these sales. The percentage of notes beneficially owned by each selling securityholder is based on $115.0 million aggregate principal amount of notes outstanding.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 47.5715 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. The number of shares of common stock issuable upon conversion of the notes shown in the table below also assumes that we would satisfy our conversion obligation entirely with common stock. However, pursuant to the terms of the indenture, we will satisfy in cash our conversion obligation with respect to the principal amount of the notes to be converted, with any remaining amount to be satisfied in shares of our common stock. See “Description of Notes - Conversion Rights - Payment Upon Conversion.” This conversion price is subject to adjustment in certain events. Accordingly, the number of shares of common stock issuable upon conversion may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 30,765,442 shares of common stock outstanding on February 3, 2006. Information concerning other selling securityholders will be set forth in subsequent prospectus supplements or, if appropriate, post-effective amendments to the registration statement, of which this prospectus is a part, from time to time, if required. Except as otherwise noted in the footnotes to the table below, the number of shares of common stock owned by the selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock that May Be Sold

Amaranth LLC (2)	$2,500,000	2.17%	118,928	118,928
Argent Classic Convertible Arbitrage Fund L.P. (3)	$920,000	*	43,765	43,765
Argent Classic Convertible Arbitrage Fund II, L.P. (3)	$180,000	*	8,562	8,562
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(4)	$2,930,000	2.55%	139,384	139,384
Banc of America Securities LLC (5)	$9,986,000	8.68%	475,048	475,048
BNP Paribas Equity Strategies, SNC (6)	$8,100,000	7.04%	385,329	385,329
B.P. Amoco PLC Master Trust (7)	$523,000	*	24,879	24,879
CALAMOS® Market Neutral Fund - CALAMOS® Investment Trust (8)	$4,950,000	4.30%	235,478	235,478
CBARB, a segregated account of Geode Capital Master Fund, Ltd. (9)	$1,400,000	1.22%	66,600	66,600
Celebrity IAM Ltd. (10)	$950,000	*	45,192	45,192
CNH CA Master Account, L.P. (11)	$2,100,000	1.83%	99,900	99,900
Consulting Group Capital Markets Fund (7)	$131,000	*	6,231	6,231
Consulting Group Capital Markets Funds (8)	$650,000	*	30,921	30,921
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (6)	$2,970,000	2.58%	141,287	141,287
DBAG London (12)	$2,000,000	1.74%	95,143	95,143
Descartes Offshore Ltd. (10)	$3,300,000	2.87%	156,985	156,985
Descartes Partners L.P. (13)	$3,100,000	2.70%	147,471	147,471
DKR SoundShore Strategic Holding Fund Ltd. (14)	$1,000,000	*	47,571	47,571
Family Service Life Insurance Co. (15)	$100,000	*	4,757	4,757
Froley Revy Convertible Arbitrage Offshore (16)	$500,000	*	23,785	23,785
FrontPoint Convertible Arbitrage Fund, L.P. (17)	$3,500,000	3.04%	166,500	166,500
Grace Convertible Arbitrage Fund, Ltd. (18)	$6,500,000	5.65%	309,214	309,214
Guardian Life Insurance Co. (15)	$6,500,000	5.65%	309,214	309,214
Guardian Pension Trust (15)	$400,000	*	19,028	19,028
Hotel Union & Hotel Industry of Hawaii Pension Plan (7)	$89,000	*	4,233	4,233
JMG Triton Offshore Fund, Ltd. (19)	$600,000	*	28,542	28,542

J.P. Morgan Securities Inc. (20)	$2,514,000	2.19%	119,594	119,594
KDC Convertible Arb Fund L.P. (21)	$1,000,000	*	47,571	47,571
Lyxor/Convertible Arbitrage Fund Limited (6)	$1,350,000	1.17%	64,221	64,221
MSS Convertible Arbitrage 2 (3)	$30,000	*	1,427	1,427
Newport Alternative Income Fund (22)	$1,300,000	1.13%	61,842	61,842
Pebble Limited Partnership (212)	$1,100,000	*	52,328	52,328
Piper Jaffray & Co. (23)	$1,000,000	*	47,571	47,571
Polaris Vega Fund L.P. (24)	$5,675,000	4.93%	269,968	269,968
Putnam Convertible Income-Growth Trust (25)	$5,100,000	4.43%	242,614	242,614
Royal Bank of Canada (26)	$3,500,000	3.04%	166,500	166,500
Salomon Brothers Asset Management, Inc. (27)	$6,450,000	5.61%	306,836	306,836
Silvercreek II Limited (22)	$3,725,000	3.24%	177,203	177,203
Silvercreek Limited Partnership (22)	$4,375,000	3.80%	208,125	208,125
Singlehedge US Convertible Arbitrage Fund (6)	$1,185,000	1.03%	56,372	56,372
SOCS, Ltd. (28)	$4,000,000	3.48%	190,286	190,286
Sphinx Convertible Arb Fund SPC (7)	$377,000	*	17,934	17,934
SSI Hedged Convertible Market Neutral L.P. (7)	$268,000	*	12,749	12,749
Sterling Invest Co (16)	$750,000	*	35,678	35,678
Sturgeon Limited (29)	$1,395,000	1.21%	66,362	66,362
Sunrise Partners Limited Partnership (30)	$4,675,000	4.07%	222,396	222,396
The City of Southfield Fire & Police Retirement System (7)	$40,000	*	1,902	1,902
The Estate of James Campbell CH (7)	$61,000	*	2,901	2,901
The Estate of James Campbell EST2 (7)	$493,000	*	23,452	23,452
Tugar Capital, L.P. (31)	$3,000,000	2.61%	142,714	142,714
Viacom Inc. Pension Plan Master Trust (7)	$18,000	*	856	856
Wachovia Securities International Ltd. (32)	$5,000,000	4.35%	237,857	237,857
Xavex Convertible Arbitrage 10 Fund (3)	$580,000	*	27,591	27,591

_____________________________
* Represents less than 1%.

(1)
Since the date on which we were provided with the information regarding a selling securityholder’s ownership of notes, a selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes, or acquired additional notes. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $115.0 million, which is the aggregate principal amount of notes registered pursuant to the registration statement of which the prospectus and this supplement are a part. Any such changed information will be set forth in subsequent prospectus supplements or, if appropriate, post-effective amendments to the registration statement, of which this prospectus is a part, from time to time, if required.

(2)
Amaranth Advisors L.L.C., the trading advisor for Amaranth LLC, exercises dispositive power with respect to these securities held by this selling securityholder, and voting and/or dispositive power with respect to the common stock underlying these securities. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(3)	Nathanial Brown and Robert Richardson, managing directors of Argent Management Company, LLC, have voting and dispositive power over these securities held by this selling securityholder.

(4)	Henry J. Cox, on behalf of Argent Financial Group (Bermuda) Ltd., has sole voting and dispositive power over these securities held by this selling securityholder.

(5)
Bank of America Corporation has sole voting and dispositive power over these securities held by this selling securityholder. This selling securityholder was an initial purchaser of the notes and acted as co-joint book running manager for us in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

(6)	Christian Menestrier, the chief executive officer of CooperNeff Advisors, Inc., has sole voting and dispositive power over these securities held by this selling securityholder.

(7)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and dispositive power over these securities held by this selling securityholder.

(8)	Nick Calamos has sole voting and dispositive power over these securities held by this selling securityholder.

(9)	Phil Dumas has sole voting and dispositive power over these securities held by this selling securityholder.

(10)	Descartes Capital LLC, the investment advisor to this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder.

(11)
CNH Partners, LLC, the investment advisor to this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(12)	Patrick Corrigan, a director at this selling securityholder, has shared voting and dispositive power over these securities held by this selling securityholder.

(13)	Descartes Capital LLC, the general partner of this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder.

(14)
DKR Capital Partners L.P., or DKR LP, is a registered investment adviser with the SEC and, as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd., or the DKR Fund. DKR LP has retained certain portfolio managers to act as the portfolio manager to the DKR Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over these securities held by this selling securityholder. For the securities registered under the registration statement of which this prospectus is a part, Manan Rawal has trading authority over the DKR Fund.

(15)	John Murphy, the managing director of Guardian Life Insurance Co. of America, has sole voting and dispositive power over these securities held by this selling securityholder.

(16)	Ann Houlihan has sole voting and dispositive power over these securities held by this selling securityholder.

(17)
FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and, as such, has voting and dispositive power over these securities held by this selling securityholder. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Each of Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC disclaims beneficial ownership of these securities held by the selling securityholder except for their pecuniary interest therein.

(18)	Bradford Whitmore and Michael Brailov have voting and dispositive power over these securities held by this selling securityholder.

(19)
JMG Triton Offshore Fund, Ltd., or the JMG Fund, is an international business company under the laws of the British Virgin Islands. The JMG Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company, or the Manager. The Manager is an investment adviser registered with the SEC and has voting and dispositive power over the JMG Fund’s investments, including these securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware corporation, or Pacific, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment discretion over the JMG Fund’s portfolio holdings.

(20)
Ryan Flynn, on behalf of J.P. Morgan Securities Inc., has sole voting and dispositive power over these securities held by this selling securityholder. In addition, this selling securityholder currently holds 20,995 shares of our common stock. This selling securityholder was an initial purchaser of the notes and acted as co-joint book running manager for us in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act.

(21)	George Kellner has sole voting and dispositive power over these securities held by this selling securityholder.

(22)	Louise Morwick and Bryn Joynt have voting and dispositive power over these securities held by this selling securityholder.

(23)	Piper Jaffray & Co. has sole voting and dispositive power over these securities held by this selling securityholder.

(24)	Gregory R. Levinson has voting and dispositive power over these securities held by this selling securityholder.

(25)	This selling securityholder is managed by Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., which is publicly owned.

(26)	Jeffrey D. Eichenberg, managing director of RBC Capital Markets Corporation, has voting and dispositive power over these securities held by this selling securityholder.

(27)	Citigroup, Inc. has sole voting and dispositive power over these securities held by this selling securityholder.

(28)
The management committee of Stanfield Capital Partners LLC, comprised of Dan Baldwin, Steve Alfieri, Kevin Murphy, Chris Jansen, Sarah Street and Chris Greetham, has sole voting and dispositive power over these securities held by this selling securityholder. Each member of the management committee disclaims beneficial ownership of the securities held by this selling securityholder.

(29)
CooperNeff Advisors, Inc., has sole investment control and shared voting control over these securities held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors, Inc.

(30)	S. Donald Sussman has sole voting and dispositive power over these securities held by this selling securityholder.

(31)
Tugar Capital Management, L.P., one of the general partners of this selling securityholder, has sole voting and dispositive power over these securities held by this selling securityholder. Tugar Holdings, LLC, of which Kenneth L. Tananbaum is the sole member, is the general partner of Tugar Capital Management, L.P.

(32)	Steve Jones has sole voting and dispositive power over these securities held by this selling securityholder.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold in one or more transactions :

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out such short positions, or lend or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledges, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock, less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our underlying common stock is quoted on The Nasdaq Stock Market, Inc. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq Stock Market, Inc. We cannot guarantee that any trading market will develop for the notes.

The notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply, and have agreed to comply, with the prospectus delivery requirements and other provisions of the Securities Act and the Exchange Act, and the respective rules thereunder, particularly Regulation M thereunder, in connection with any offering of the securities offered hereby.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public, other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes and common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under United States federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “similar laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and other arrangements (each, a “plan”).

The following discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes or shares of common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code and/or any similar laws and whether an exemption would be applicable to the purchase and holding of the notes and the common stock issuable upon conversion of the notes.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering the purchase of notes or common stock issuable upon conversion of the notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes or the common stock issuable upon conversion of the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws. Plan fiduciaries should also consider the entire discussion under the preceding section entitled “Important United States Federal Income Tax Considerations,” as material contained therein may be relevant to any decision by a plan to purchase notes (or common stock issuable upon conversion of the notes).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) of ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The purchase and holding of the notes (or common stock issuable upon conversion of the notes) by an ERISA plan with respect to which we or the initial purchasers, are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes (or common stock issuable upon conversion of the notes) are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

While ERISA and the Code do not define “plan assets,” regulations (the “plan asset regulations”) promulgated under ERISA by the DOL provide guidance on the circumstances under which an ERISA plan’s investment will be subject to a “look through rule” and thus turn our assets into plan assets. When an ERISA plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the ERISA plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the plan asset regulations. Although no assurances can be given, we do not anticipate that the notes will be deemed an equity interest in Dress Barn, although the convertible feature could be treated as a substantial equity feature. However, the shares of common stock issuable upon conversion of the notes will constitute an equity interest in Dress Barn.

Furthermore, we do not anticipate (i) that we will be an investment company registered under the Investment Company Act or (ii) that we will monitor whether investment in the common stock issuable upon conversion of the notes by benefit plan investors will be “significant” for purposes of the plan asset regulations. We do anticipate that we will qualify as an “operating company” within the meaning of the plan asset regulations, although no assurances can be given in this regard.

Plan Asset Consequences

If our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, which could materially affect our operations, (ii) potential liability of persons having investment discretion over the plan assets provided to us should our use or investment of such assets not conform to ERISA’s prudence and fiduciary standards and (iii) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and the Code.

LEGAL MATTERS

The validity of the notes offered hereby have been passed upon for us by Proskauer Rose LLP, New York, New York. Christopher J. McDonald, Esq. has passed upon the validity of the shares of common stock issuable upon conversion of the notes.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph for the restatement discussed in note 3, and (2) which report expresses an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

Our common stock is listed on The Nasdaq Stock Market, Inc. and we are required to file reports, proxy statements and other information with Nasdaq. You may read any document we file with Nasdaq at the offices of The Nasdaq Stock Market, Inc., which is located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of such site is: http://www.sec.gov. This information may also be obtained from us as described below.

INCORPORATION BY REFERENCE

In this document, we “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC (File No. 0-11736) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended July 30, 2005, filed with the SEC on October 13, 2005;

•	Proxy Statement for our 2005 Annual Meeting of Shareholders, filed with the SEC on October 31, 2005;

•	Current Report on Form 8-K, filed with the SEC on November 4, 2005;

•	Current Report on Form 8-K, filed with the SEC on November 30, 2005;

•	Current Report on Form 8-K, filed with the SEC on December 1, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 2005, filed with the SEC on December 8, 2005;

•	Current Report on Form 8-K, filed with the SEC on December 23, 2005;

•	Current Report on Form 8-K, filed with the SEC on January 6, 2006; and

•	Current Report on Form 8-K, filed with the SEC on January 10, 2006.

•	Current Report on Form 8-K, filed with the SEC on February 2, 2006

The information relating to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

We maintain an Internet web site at http://www.dressbarn.com; however, our web site and information at that web site, or linked to that web site, are not part of, or incorporated by reference into, this prospectus, and you should rely only on the information contained in, or incorporated by reference into, this prospectus when making a decision whether to invest in the notes.

We will provide without charge to each person (including a beneficial owner) to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference but not delivered with the prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

Armand Correia
Senior Vice President and Chief Financial Officer
The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
(845) 369-4600
E-mail: armand.correia@dressbarn.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate (other than with respect to the registration fee) of the expenses payable by Dress Barn in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions:

SEC Registration fee	$13,536
Printing	$30,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$175,000

Total	$268,536

Dress Barn will bear all expenses shown above. The selling securityholders will bear all underwriting discounts and selling commissions and transfer taxes applicable to the sale of the notes and the common stock issuable upon conversion of the notes registered pursuant to this registration statement.

Item 14. Indemnification of Directors and Officers.

Dress Barn’s amended and restated certificate of incorporation sets forth that no person who is or was a director of Dress Barn will be personally liable to Dress Barn or its shareholders for monetary damages for breach of duty as a director in an amount that exceeds the compensation received by the director for serving Dress Barn during the year of the violation, if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an associate to receive an improper personal economic gain, (C) show a lack of good faith and conscious disregard for the duty of the director to Dress Barn under circumstances under which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Dress Barn, (D) constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Dress Barn or (E) create liability under section 33-321 of the Connecticut Stock Corporation Act.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the date of the filing of this registration statement, the only securities of the registrant sold by the registrant which were not registered under the Securities Act of 1933 were the $115,000,000 principal amount of the registrant’s 2.50% convertible senior notes due 2024, which were sold on December 15, 2004 and which are being registered under the Securities Act of 1933 by this registration statement. The notes were sold to Banc of America Securities LLC, J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc. and Wells Fargo Securities, LLC, the initial purchasers, in a private placement exempt from registration under the Securities Act of 1933 by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering. The aggregate offering price of the notes was $115,000,000 and the commissions paid to such initial purchasers were $3,231,500. All of the net proceeds of this offering were used by the registrant in connection with the acquisition of Maurices Incorporated described in the prospectus which is part of this registration statement.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

Exhibit Number	Description	Incorporated By Reference Point

3(c)	Amended and Restated Certificate of Incorporation	(1)

3(e)	Amended and Restated By-Laws	(13)

3(f)	Amendments to Amended and Restated Certificate of Incorporation	(5)

3(g)	Amendments to Amended and Restated Certificate of Incorporation, dated February 17, 1993 and December 19, 2005	*

4	Form of Certificate Evidencing Shares of Common Stock	(19)

4(a)	Indenture by and between The Dress Barn, Inc. and The Bank of New York, as trustee, dated as of December 15, 2004, including form of Note and Guarantee	(19)

4(b)	Form of Note (included in Exhibit 4(a))	(19)

4(c)	Form of Guarantee (included in Exhibit 4(a))	(19)

4(d)	Supplemental Indenture, dated as of January 3, 2005, among The Dress Barn, Inc., D.B.R., Inc., DBX, Inc., Maurices Incorporated and Dress Barn Credit Management LLC, and The Bank of New York, as trustee	(19)

4(e)	Supplemental Indenture, dated as of January 3, 2005, among The Dress Barn, Inc., The Men’s Company, Inc., and The Bank of New York, as trustee	(19)

4(f)	Registration Rights Agreement, dated as of December 15, 2004, among The Dress Barn, Inc., Banc of America Securities LLC and JP Morgan Securities Inc. as Initial Purchasers	(19)

4(g)	Amendment No. 1 to Registration Rights Agreement, dated January 3, 2005, among The Dress Barn, Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.	(19)

4(h)	Amendment No. 2 to Registration Rights Agreement, dated January 3, 2005, among The Dress Barn, Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.	(19)

5	Legal Opinion of Proskauer Rose LLP	(19)

5(a)	Legal Opinion of Christopher J. McDonald, Esq.	(19)

5(b)	Legal Opinion of Willcox & Savage P.C.	(19)

8	Legal Opinion of Proskauer Rose LLP as to certain U.S. federal income tax considerations	(19)

10	Purchase and Sale Agreement- 30 Dunnigan Drive, Suffern NY	(17)

10(a)	1993 Incentive Stock Option Plan	(10)

10(b)	Employment Agreement With Burt Steinberg	(14)

10(f)	Agreement Terminating Agreement for Purchase of Certain Stock from Elliot S. Jaffe upon death	(6)

10(g)	Agreement Terminating Agreement for Purchase of Certain Stock from Roslyn S. Jaffe upon death	(6)

10(l)	Lease of Company store in Danbury, CT, of which the lessor is Elliot S. Jaffe or members of his family or related trusts	(1)

10(aa)	The Dress Barn, Inc. 1987 Non-Qualified Stock Option Plan	(5)

10(dd)	Nonqualified Stock Option Agreement with Armand Correia	(7)

10(ff)	Nonqualified Stock Option Agreement with Elliot Jaffe	(7)

10(gg)	Nonqualified Stock Option Agreement with Burt Steinberg	(7)

10(hh)	Lease of Company/Dress Barn Woman store in Norwalk, CT, of which the lessor is Elliot S. Jaffe or members of his family or related trusts	(8)

10(mm)	Lease between Dress Barn and Dunnigan Realty, LLC for Office and Distribution Space in Suffern, New York	(18)

10(nn)	The Dress Barn, Inc. 1995 Stock Option Plan	(11)

10(oo)	Split Dollar Agreement between Dress Barn and Steinberg Family Trust f/b/o Michael Steinberg	(12)

10(pp)	Split Dollar Agreement between Dress Barn and Steinberg Family Trust f/b/o Jessica Steinberg	(12)

10(qq)	Split Dollar Agreement between Dress Barn and Jaffe 1996 Insurance Trust	(12)

10(ss)	The Dress Barn, Inc. 2001 Stock Incentive Plan	(22)

10(tt)	Employment Agreement with Elliot S. Jaffe	(15)

10(uu)	Employment Agreement with David R. Jaffe	(15)

10(ww)	Employment Agreement with Vivian Behrens	(16)

10(xx)	Mortgage Agreement- Dunnigan Realty, LLC	(18)

10(yy)	Employment Agreement with Gene L. Wexler	(20)

10(zz)	Credit Agreement	(21)

10(aaa)	Collateral Agreement	(21)

10(bbb)	Termination Agreement	(21)

10(ccc)	The Dress Barn, Inc. Executive 162(m) Bonus Plan	(22)

10(ddd)	The Dress Barn, Inc. 2005 Employee Stock Purchase Plan	(22)

12	Statement regarding Computation of Ratio of Earnings to Fixed Charges	*

21	List of Subsidiaries	(19)

23	Consent of Deloitte & Touche LLP	*

23(b)	Consent of Proskauer Rose LLP (contained in Exhibit 5 to this registration statement)	(19)

23(c)	Consent of Christopher J. McDonald, Esq. (contained in Exhibit 5(a) to this registration statement)	(19)

24	Power of Attorney	(19)

24(a)	Power of Attorney of Randy L. Pearce	*

25	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee	(19)

_________________________

*	Filed herewith

(1)	Registration Statement of The Dress Barn, Inc. on Form S-1 under the Securities Act of 1933 (Registration No. 2-82916) declared effective May 4, 1983.

(2)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 28, 1984.

(3)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 27, 1985.

(4)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 26, 1986.

(5)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 30, 1988.

(6)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 28, 1990.

(7)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 27, 1991.

(8)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 25, 1992.

(9)	Registration Statement on Form S-8 of The Dress Barn, Inc. under the Securities Act of 1933 (Registration No. 33-60196) filed on March 29, 1993.

(10)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 31, 1993.

(11)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 27, 1996.

(12)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 25, 1998.

(13)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 29, 2000.

(14)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 28, 2001.

(15)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 27, 2002.

(16)	Quarterly Report on Form 10-Q of The Dress Barn, Inc. for the quarter ended October 26, 2002.

(17)	Quarterly Report on Form 10-Q of The Dress Barn, Inc. for the quarter ended January 26, 2003.

(18)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 26, 2003.

(19)	Registration Statement of The Dress Barn, Inc. on Form S-1 under the Securities Act of 1933 (Registration No. 333-124512), filed on May 2, 2005.

(20)	Annual Report on Form 10-K of The Dress Barn, Inc. for the fiscal year ended July 30, 2005.

(21)	Current Report on Form 8-K of The Dress Barn, Inc., filed December 23, 2005.

(22)	Proxy Statement for our 2005 Annual Meeting of Shareholders, filed with the SEC on October 31, 2005.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, State of New York on February 13, 2006.

THE DRESS BARN, INC.
By:	/s/ David R. Jaffe
	Name:	David R. Jaffe
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the persons whose signatures appear below on February 13, 2006, which persons have signed such registration statement in the capacities indicated.

Signature	Title

/s/ David R. Jaffe	President, Chief Executive Officer and Director (Principal Executive Officer)
David R. Jaffe

/s/ Armand Correia	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Armand Correia

*	Chairman of the Board
Elliot S. Jaffe

*	Director
Burt Steinberg

*	Director
Roslyn S. Jaffe

*	Director
Catherine Buggeln

*	Director
Randy L. Pearce

*	Director
Klaus Eppler

*	Director
John Usdan

/s/ David R. Jaffe
David R. Jaffe Attorney-in-Fact

* Executed by Attorney-in-Fact.

The foregoing constitute a majority of the members of the Board of Directors.